SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
September 10, 2004 (September 7, 2004)

Dean Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-12755	75-2559681

(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

2515 McKinney Avenue, LB 30, Suite 1200
Dallas, Texas 75201

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:
(214) 303-3400

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES
SIGNATURES

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On September 7, 2004 we finalized a decision to exit the nutritional beverage business operated by our Specialty Foods Group segment. The Specialty Foods Group’s nutritional beverage business consists of canned aseptic beverages in the meal supplement, weight loss / gain (including low-carb), and sports categories. Our decision to exit the business was a result of significant declines in nutritional beverage volumes during 2004. We believe these volumes cannot be replaced. On September 8, 2004, we notified the customers of our nutritional beverage business we will cease production of nutritional beverages on or around November 7, 2004. As part of our exit plan, we intend to close a Specialty Foods Group manufacturing facility in Michigan during the fourth quarter of 2004. The Michigan facility is our sole producer of the nutritional beverage product line.

We estimate we will incur expenses of approximately $10.2 million related to our exit from the nutritional beverage business, of which approximately $8.7 million will be recognized in the third quarter of 2004. These charges include approximately $1.6 million for workforce reduction costs, $7.0 million of non-cash charges related to the impairment of assets and $1.6 million for facility closure and other costs.

In addition, as a result of the financial deterioration of one of our nutritional beverage customers, we will write-off approximately $2.0 million in accounts receivable and inventory in the third quarter of 2004. Further, we may potentially write-off an additional $2.6 million of nutritional beverage inventory produced based on a customer forecast, if delivery is not taken prior to the end of 2004. These write-offs will not be classified as plant closing and rationalization costs.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 10, 2004	DEAN FOODS COMPANY

	By:	/s/ Ronald L. McCrummen

Ronald L. McCrummen Senior Vice President and Chief Accounting Officer